EXHIBIT 99.1
Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY RECEIVES NOTICE FROM NYSE MKT

HOUSTON, TEXAS – March 6, 2014 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that on February 28, 2014, Lucas was notified by the NYSE MKT (the “Exchange”) that the Company is not in compliance with one of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (the “Company Guide”).

Specifically, Lucas is not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The notice is based on a review by the Exchange of information that the Company has publicly disclosed, including information contained in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 13, 2014, which included the interim consolidated financial statements for the three and nine month periods ended December 31, 2013.

In order to maintain its listing on the Exchange, the Exchange has requested that the Company submit a plan of compliance (the “Plan”) by March 14, 2014 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by April 14, 2014.

Lucas’s management previously recognized the need to engage in financing transactions or other strategic alternatives to address the Company’s financial requirements, and the Company issued a press release on December 13, 2013 outlining those initiatives.  The Company subsequently hired Global Hunter Securities in January 2013, and as of today, the Company is reviewing various proposals relating to proposed transactions to among other things, increase the Company’s liquidity.  The Company intends to submit a Plan in the prescribed form to the Exchange by the required due date, specifying activities that the Company plans to complete in the near future which may include equity financings, strategic alliances, debt recapitalization or other arrangements to address the concerns of the Exchange and regain compliance with the Exchange's continued listing standards.   While the Company may not be able to complete planned initiatives or obtain necessary financing in sufficient amounts to meet its ongoing obligations or on acceptable terms, the Company’s management believes that through its best efforts, the Company plans to complete one or more transactions that will bring the Company into compliance with NYSE MKT guidelines by April 14, 2014.

Receipt of the letter does not have any immediate effect on the listing of the Company's shares on the Exchange, except that until the Company regains compliance with the Exchange’s listing standards, a “.BC” indicator will be affixed to the Company’s trading symbol. The Company's business operations, SEC reporting requirements and debt instruments are unaffected by the notification, provided that if the Plan is not acceptable, or the Company does not make sufficient progress under the Plan or reestablish compliance by April 14, 2014, then the Company will be subject to the Exchange's delisting procedures. The Company may then appeal a staff determination to initiate such proceedings in accordance with the Exchange's Company Guide.

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the acquisition and development of crude oil and natural gas from various known productive geological formations, including the Austin Chalk, Eagle Ford and Buda / Glen Rose.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.  Lucas Energy has updated its website to reflect the most recent Fact Sheet and a new offset operator map of its South Texas acreage.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.